                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            First American Bancorp
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             First American Bancorp

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   TO BE HELD

                                 April 29, 1997


To the Shareholders of First American Bancorp:

       The Annual Meeting of Shareholders of First American Bancorp will be held in the Third Floor Meeting Room of the Main Office of First American Bank, 251 Johnston Street, S.E., Decatur, Alabama, on Tuesday, April 29, 1997, at 2:00 p.m. local time, for the following purposes:

       1.     To elect Dan M. David, Lynn C. Fowler, A. Allen Hamilton, Robert
              H. Harris, James E. Hurst, Leonard W. Gossett, Jr., Jon H. Moores,
              C. Lloyd Nix, R. W. Orr, Jr., William E. Sexton, Barrett C. Shelton, Jr., and Jimmy D. Smith to serve on the Board of Directors for one-year terms or until their successors are elected and qualified;

       2. To ratify the inclusion of the Company's common stock as an investment option in the Company's 401(k) plan;

       3. To ratify the appointment of The Trust Company of Sterne, Agee, and Leach, Inc. as the Trustee for the Company's 401(k) plan;

       4. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors; and

       5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

       Only those Shareholders of record at the close of business on March 21, 1997, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

       The enclosed Proxy Statement explains the proposals. Please read these proposals carefully.

       You are cordially invited to attend the Annual Meeting, and we hope you will be present. WHETHER YOU PLAN TO ATTEND OR NOT, PLEASE SIGN AND RETURN THE ACCOMPANYING PROXY, SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. A postage-paid envelope is enclosed for your convenience in returning your proxy.

                                 By Order of the Board of Directors

                                 Jon H. Moores
                                 Secretary

Decatur, Alabama
March 28, 1997

                             FIRST AMERICAN BANCORP



                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 29, 1997


                                  INTRODUCTION

       This Proxy Statement is furnished to shareholders of First American Bancorp, an Alabama corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held April 29, 1997, at 2:00 p.m., local time, in the Third Floor Meeting Room of the Main Office of First American Bank, 251 Johnston Street, S.E., Decatur, Alabama, and at any adjournments thereof.

       The matters to be considered at the Annual Meeting are (i) the election of Directors of the Company; (ii) the ratification of the inclusion of common stock of the Company as an investment option in the Company's 401(k) Plan; (iii) the ratification of The Trust Company of Sterne, Agee, and Leach, Inc. as Trustee for the Company's 401(k) Plan; (iv) the ratification of the Company's independent auditors for 1997; and (v) the transaction of such other business as may properly come before the meeting. This Proxy Statement is being mailed to Company shareholders on or about April 9, 1997.

       The Company's principal executive offices are located at 251 Johnston Street, S.E., Decatur, Alabama 35601, telephone number (205) 340-7000.

SHAREHOLDERS ENTITLED TO VOTE

       Each holder of record of the Company's $0.01 par value Common Stock ("Common Stock" or "Shares") held at the close of business on March 21, 1997 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. Each shareholder will be entitled to one vote on each proposal for each share of Common Stock of the Company held as of March 21, 1997. The presence, in person or by proxy, of a majority of the outstanding Shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. On the Record Date, there were 2,301,389 Shares issued and outstanding which were held by approximately 975 persons. The Company's stock transfer books will not be closed and Shares may be transferred subsequent to the Record Date. However, all votes must be cast in the name of shareholders of record on the Record Date.

VOTE REQUIRED

       The affirmative vote of at least a majority of the valid votes cast whether present in person or represented by proxy at the Annual Meeting is required to elect the nominees for director, include the Company's common stock as an investment option in the Company's 401(k) Plan, appoint the new Trustee for the Company's 401(k) Plan, appoint the Company's independent auditors and to approve other matters as may properly come before the meeting.

PROXIES

       If the enclosed form of proxy is executed and returned, it may be revoked at any time before it has been exercised; but if it is not revoked, the Shares represented will be voted by the persons designated in such proxy in accordance with instructions therein. In the absence of instructions, proxies will be voted
(i) in favor of the election of all nominees for election as Director; (ii) to include the Company's common stock as an investment option in the Company's 401(k) Plan; (iii) to approve the Trustee for the Company's 401(k) Plan; (iv) to appoint the Company's independent auditor; and (v) in the best judgment of such Proxies as to any other matters which may properly come before the Annual Meeting.

                              ELECTION OF DIRECTORS

       The Board of Directors proposes to nominate the following twelve persons for election as directors, such persons to serve one-year terms or until their successors shall have been elected and qualified. Unless directed to the contrary, the persons acting under the proxy solicited hereby will vote for the nominees named below. Should any such nominee become unable to accept election, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election in his stead of such other person as the Board of Directors may recommend.

Name, Age and Position               Shares
Held in the Company     Director of  Beneficially
                        the Company  Owned                      Principal Experience
                        Since        February 28, 1997 Percent  During the Past Five Years
-------------------------------------------------------------------------------------------------------------------
Dan M. David (51)       1986             85,667(1)     3.62%    President, Chief Executive Officer and Director
Chairman, President,                                            of the Company since September 1986; Chairman of
Chief Executive                                                 the Company since July 1995; President, Chief
Officer, and Director                                           Executive Officer, and Director of the Bank from
of the Company and                                              September 1986 until July 1994; Vice Chairman,
Chairman, Chief                                                 Chief Executive Officer, and Director of the Bank
Executive Officer and                                           from July 1994 until July 1995; Chairman, Chief
Director of the Bank                                            Executive Officer, and Director of the Bank since
                                                                July 1995.

Lynn C. Fowler (64)     1985             70,911(2)     3.00%    Executive Director of Community Relations Board
Director of the                                                 Association; in December 1994, retired as
Company and the Bank                                            Director of Consumer Services of South Central
                                                                Bell.

Leonard W. Gossett,                       6,521(3)        *     Director of the Company since April 1996;
Jr. (46)                                                        Director of the Bank since May 1994;  a certified
Director of the                                                 public accountant with the firm of McGriff,
Company and the Bank                                            Dowdy, and Associates, P.C. since October 1994;
                                                                previously was a certified public accountant with
                                                                the firm of Christopher, Durham, Pepper, Gossett, and
                                                                Armstrong P.C.

Allen Hamilton (64)     1985             82,654(4)     3.49%    President of Hamilton, Riggs & King, Inc.
Vice Chairman and                                               (insurance and real estate sales and office
Director of the                                                 management); Vice Chairman of the Company since
Company and the Bank                                            1985; Vice Chairman of the Bank since 1981.

Robert H. Harris (66)   1985             68,211(5)     2.88%    Attorney engaged in the private practice of law
Director of the                                                 since 1957 as a member of the law firm of Harris,
Company and the Bank                                            Caddell & Shanks, P.C.

James E. Hurst (64)     1985             67,175        2.84%    Director, Secretary and Treasurer of Gobble-Fite
Director of the                                                 Lumber Co., Inc. and affiliates (building
Company and the Bank                                            materials and real estate development).

Jon H. Moores (64)      1985            114,135(6)(7)  4.83%    Attorney engaged in the private practice of law
Secretary and Director                                          since 1958 as a member of the law firm of Harris,
of the Company and the                                          Caddell & Shanks, P.C.; Secretary of the Board
Bank                                                            and the Bank since 1981; Secretary of the Company
                                                                since 1985.

C. Lloyd Nix (60)       1985             98,791(8)     4.18%    Private practice of dentistry in Decatur since
Director of the                                                 1965.
Company and the Bank


R. W. Orr, Jr. (60)     1985            121,016(6)(9)  5.12%    Chairman of the Board of Petroleum Sales, Inc.
Director of the                                                 since 1993; previously President of Petroleum
Company and the Bank                                            Sales, Inc. (owner/operator of Bud's Convenience
                                                                Stores and a distributor of Chevron Petroleum
                                                                products).

William E. Sexton (65)  1985           212,793(10)     9.00%    President of Sexton's Inc. (retail dry cleaning,
Vice Chairman of the                                            investments and real estate); previously
Board and Director of                                           President of Sexton Industrial Uniforms, Inc.;
the Company and Bank                                            Chairman of the Board of the Bank from 1981 until
                                                                July 1995; Chairman of the Board of the
                                                                Company from 1985 until July 1995; Vice
                                                                Chairman of the Company and the Bank since July
                                                                1995.

Barrett C. Shelton,     1985            94,615(11)    4.00%     Editor and Publisher of THE DECATUR DAILY
Jr. (65)                                                        newspaper since 1985 and various other executive
Director of the                                                 positions with the Tennessee Valley Printing Co.,
Company and the Bank                                            Inc., which owns THE DECATUR DAILY.

Jimmy D. Smith (63)     1985            82,064(12)    3.47%     President of Jimmy Smith Jewelers, Inc. since
Director of the                                                 1973.
Company and the Bank
EXECUTIVE OFFICERS
WHO ARE NOT ALSO
NOMINEES FOR DIRECTORS:

James R. Thompson, III                  10,252(13)        *     President and Chief Operating Officer of the Bank
(36)                                                            since July 1994;  previously President and Chief
                                                                Executive Officer of First Commercial Bank
                                                                of Huntsville from October 1993 until June
                                                                1994; Executive Vice President of First
                                                                Commercial Bank of Huntsville from December
                                                                1991 until October 1993.

C. Wallace Terry (45)                    3,203(14)        *     Executive Vice President of the Bank since
                                                                February 1996; previously Senior Vice President
                                                                and various other positions at BankFirst Federal
                                                                Savings Bank in Decatur  since 1979.

Tommy C. Daniels (51)                    6,609(15)        *     Decatur City President of the Bank since June
                                                                1994; previously various Executive positions with
                                                                the Bank, including Executive Vice President, since
                                                                1983.

C. Steven Smith (46)                     6,411(16)        *     Limestone/Madison Regional President of the Bank
                                                                since December 1995; previously Athens City
                                                                President of the Bank from October 1990 until
                                                                December 1996.

Nancy H. Curl (46)                      23,065(17)        *     Senior Vice President and Cashier of the Bank.

Alfred E. Cheatham,                        416(18)        *     Chief Financial Officer of the Bank since
Jr. (30)                                                        December 1994; previously a certified public
                                                                accountant with the firm of Coopers &
                                                                Lybrand, LLP from January 1990 until December 1994.
All Directors and                    1,063,978(19)     44.99%
Executive Officers
as a group (17
persons) (19)







                                     (20)

* Less than one percent

(1) Includes 14,526 shares held by Sterne, Agee and Leach, Inc. as custodian for Mr. David's Individual Retirement Account and 35,937 Shares exercisable under a Stock Option Plan granted October 20, 1992, of which 5,990 Shares are subject to Stock Option Plan Committee review through March 31, 1997 . Excludes 82 Shares held by his wife, 3,598 Shares held by Sterne, Agee and Leach, Inc. as custodian for his wife's Individual Retirement Account; and 403 Shares held by his son as to which Mr. David disclaims beneficial ownership.

(2) Includes 17,230 Shares held by Morgan Keegan and Co., Inc. as custodian for Mr. Fowler's Individual Retirement Account; 24,440 Shares held by his wife, as to which Mr. Fowler shares voting and investment power; 4,488 Shares held by Morgan Keegan and Co., Inc. as custodian for his wife's Individual Retirement Account and 113 Shares held by Mr. Fowler's granddaughter. Excludes 7,649 Shares held by SPRAGLOW for his wife's profit sharing plan, as to which Mr. Fowler disclaims beneficial ownership.

(3) Includes 1,547 Shares held jointly with his wife, 2,567 Shares held by Smith Barney as custodian for Mr. Gossett's Individual Retirement Account, and 2,207 Shares held by Smith Barney as custodian for his wife's Individual Retirement Account. Mr. Gossett has sole investment and voting power with respect to all of such Shares.

(4) Includes 24,101 Shares held by his wife and 8,435 Shares held by Morgan Keegan and Co., Inc. as custodian for Mr. Hamilton's self-directed Individual Retirement Account. Mr. Hamilton has sole investment and voting power with respect to all of these Shares. Excludes 7,469 Shares held by his mother and 6,350 Shares held by his daughter and son-in-law.

(5) Includes 6,600 Shares held jointly with his wife, and 17,144 Shares held by Morgan Keegan and Co., Inc. as custodian for Mr. Harris's Rollover Individual Retirement Account. Mr. Harris has sole investment and voting power with respect to such Shares. Excludes 165 Shares held by his son and 3,451 Shares held by his daughter and son-in-law.

(6) Includes 90,830 Shares held by Orr & Company, Inc. as to which Messrs. Orr and Moores share voting and investment power.

(7) Includes 1,849 Shares held by the Horace E. Holman Revocable Trust, of which Mr. Moores serves as a Trustee, as to which Mr. Moores shares voting and investment power. Excludes 6,500 Shares held by his wife to which Mr. Moores disclaims beneficial ownership.

(8) Includes 39,059 Shares held jointly with his wife, 16,151 Shares held by his wife and 5,724 Shares held for Dr. Nix's self-employment retirement plan. Dr. Nix has sole investment and voting power with respect to all of these Shares. Excludes 3 and 845 Shares, respectively, held individually by his daughters; 297 and 803 Shares, respectively, held by his daughters and sons-in-law, and 895 shares held by his grandchildren, as to which Dr. Nix disclaims beneficial ownership.

(9) Excludes 19,268 Shares held by his brother; 330 Shares held by his son, and 6,500 Shares held by his sister as to which Mr. Orr disclaims beneficial ownership.

(10) Includes 76,223 shares held by Sextons, Inc., 32,096 Shares held by his wife, 38,134 Shares held by his daughter, 21,241 Shares held by his son, 13,812, 11,541, and 9,735 Shares held in Trust for his grandchildren, respectively and 354 Shares held by his daughter-in-law. Mr. Sexton has sole investment and voting power with respect to all such Shares. Excludes 150 Shares held by his son, as custodian for his daughter-in-law's nephew, and 1,547 Shares held by his son-in-law as to which Mr. Sexton disclaims beneficial ownership.

(11) Includes 45,508 Shares held by Kenneburt and Company as custodian for Mr. Shelton and 18,222 Shares held by Tennessee Valley Printing, Inc. Excludes 165 Shares held by his wife, 552 Shares held by his son, and 11,457 and 11,457 Shares, respectively, held individually by his daughters, as to which Mr. Shelton disclaims beneficial ownership.

(12) Includes 4,950 Shares held by Dean Witter Reynolds as custodian for the Individual Retirement Account of his wife and 4,950 Shares held by Dean Witter Reynolds as Custodian of Mr. Smith's Individual Retirement Account. Excludes 3,300 Shares held by his son as to which Mr. Smith disclaims beneficial ownership.

(13) Includes 924 Shares held by Kray and Company, 378 Shares held by Morgan Keegan and CO., Inc. as custodian for Mr. Thompson's Individual Retirement Account, 354 Shares held jointly with his wife, 346 Shares held by his wife, and 8,250 Shares subject to the exercise of stock options granted under the 1994 Stock Option Plan on October 18, 1994, of which 1,650 Shares are subject to Stock Option Plan Committee review through March 31, 1997.

(14) Includes 1,100 Shares subject to the exercise of stock options granted under the 1992 Stock Option Plan on February 20, 1996, of which 1,100 Shares are subject to Stock Option Plan Committee review through March 31, 1997.

(15) Includes 620 Shares held jointly with his wife, and 5,989 Shares subject to the exercise of stock options granted under the 1992 Stock Option Plan on October 20, 1992, of which 998 Shares are subject to Stock Option Plan Committee review through March 31, 1997.

(16) Includes 5,989 Shares subject to the exercise of stock options granted under the 1992 Stock Option Plan on October 20, 1992, of which 998 Shares are subject to Stock Option Plan Committee review through March 31, 1997.

(17) Includes 5,610 Shares held by Morgan Keegan and Co., Inc.as custodian for Ms. Curl's Individual Retirement Account, 166 Shares held by her daughter, and 5,989 Shares subject to the exercise of stock options granted under the 1992 Stock Option Plan on October 20, 1992, of which 998 Shares are subject to Stock Option Plan Committee review through March 31, 1997.Excludes 969 Shares held by her husband, 3,197 Shares held by Morgan Keegan and Co., Inc. as Custodian for her husband's Individual Retirement Account, and 273 shares held by her parents as to which Ms. Curl disclaims beneficial ownership.

(18) Includes 181 shares held by Morgan Keegan as custodian for his wife's Individual Retirement Account and 111 shares held jointly with his wife. Excludes 779 Shares held by his parents as to which Mr. Cheatham disclaims beneficial ownership.

(19) Includes all Directors and Officers of the Company and Bank at February 28, 1997.

(20) Based upon 2,301,908 currently outstanding Shares, plus 63,254 Shares issuable upon exercise of Stock options of which 11,734 Shares are subject to Stock Option Plan Committee review through March 31, 1997.

       All Directors of First American Bancorp listed above, except Dan M. David and Leonard W. Gossett, Jr., were organizers of the Company and have served as Directors of First American Bank since the Bank's organization in 1981. Mr. David was elected as a Director of the Company and the Bank in September 1986. Mr. Gossett was elected as a Director of the Bank in May 1994 and of the Company in April 1995. The officers of the Company are elected annually by the directors and serve until their successors are elected and qualified or until their earlier resignation, removal or disqualification. Messrs. Orr and Moores are brothers-in-law. There are no other family relationships among the directors and executive officers of the Company.

MEETINGS OF THE BOARD OF DIRECTORS

         In 1996, the Board of Directors of the Company held seven meetings in addition to the regular meeting held in conjunction with the Annual Meeting. During the year ended December 31, 1996, the Board of Directors of the Bank held twelve regular monthly meetings. All Directors attended more than 75% of the meetings of the Board of Directors and of each Committee on which they serve, except for Mr. Shelton who attended 66.7% of the meetings of the Board of Directors and 91.7% of the Committee meetings on which he served.

         Non-employee Directors of the Bank are currently paid $4,800 per year. Non-employee Directors of the Bank are also currently paid a $200 fee for each meeting attended. Bank Board Committee members who are not employees currently receive a $200 fee for each Bank Board Committee meeting attended up to two per month. Total fees of $108,000 were paid to all directors of the Bank in 1996 for their services as such.

COMMITTEES OF THE BOARD

       The Company has no standing committees.

       The Bank has an Executive Committee consisting of Messrs. Sexton, David, Hamilton, Moores and other rotating members. In 1996, Messrs. Fowler, Gossett, Harris, Nix, Shelton, Smith, Orr and James R. Thompson, III, President of the Bank, also served on the Executive Committee. The Executive Committee, which meets monthly, has the full authority of the Board of Directors to act on all matters between regularly scheduled board meetings except as to certain matters of an extraordinary nature. The results of each Executive Committee meeting are reported to the full Board at the next regularly scheduled Board meeting.

       The Executive Committee serves as the Compensation Committee which primary functions are to oversee the administration of the Company 's employee benefit plans and establish the Company's compensation policies. The Stock Option Plan Committee which oversees the Company's Stock Option Plans consists of Messrs. Fowler, Moores and Sexton.

       The Bank has a Loan Committee consisting of Messrs. Hamilton, Moores, David, Bank President Thompson, Decatur City President Tommy Daniels, Limestone/Madison Regional President Steve Smith, Executive Vice President C. Wallace Terry, and rotating members. In 1996, Messrs. Fowler, Gossett, Hurst, Nix, Shelton and Orr also served on the Loan Committee. The Loan Committee, which meets monthly, establishes the loan policies of the Bank, reviews and makes decisions on loan applications exceeding specific lending authorities, reviews all loans that are thirty days or more past-due, reviews, discusses and recommends to the Board of Directors requests for loan charge offs, and reviews all loans above $25,000 made during the previous month.

       The Bank has an Audit Committee consisting of Messrs. Hurst, Fowler, Harris, Orr, Gossett, and Internal Auditor Sandra C. Beavers. The Audit Committee, which met six times during 1996, recommends to the Board of Directors the independent accountants to be selected as the Company's auditors and reviews the audit plan, financial statements and audit results. The Audit Committee also reviews the internal audit plan, the adequacy of procedures for internal auditing and the adequacy of the system of internal control. The Audit Committee reviews with the internal auditor and management the results of examinations by the various regulatory authorities.

       The Bank has an Athens Advisory Board representing the Athens and Limestone County area. The Athens Board, which meets monthly, consists of William A. Davis, Leonard W. Gossett, Jr., Carl M. Hunt, Jr., James K. Harris, Sr. and John Plunk.

       The Bank has an Ardmore Advisory Board representing the Ardmore and Limestone County area. The Ardmore Board, which meets monthly, consists of William V. Anderson, Timothy R. Fogg and J. Mickey Fowler.

STOCK OWNERSHIP REPORTING BY DIRECTORS AND EXECUTIVE OFFICERS

       Section 16(a) of the Securities Exchange Act of 1934 requires that Executive Officers and Directors of the Company file reports of Stock ownership and changes in ownership with the Securities and Exchange Commission on Forms 3 (initial statement of ownership), 4 (monthly reports) and 5 (annual reports). Based upon a review of these filings and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company believes that during 1996 it was in compliance with
Section 16(a) filing requirements applicable to its Executive Officers and Directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

       The Company's 1996 compensation program for executive officers consisted principally of salaries, cash bonuses, and compensation pursuant to certain plans which are described below.

       The following table shows the cash compensation paid by the Company or its subsidiary, as well as certain other compensation paid to the Chief Executive Officer and the President of the Bank during the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE

                                    Annual Compensation                Long-term Compensation
                                    -------------------                ----------------------

                                                                        Awards          Payouts
                                                                        ------          -------
                                                                          Securities
                                                     Other    Restricted Underlying
                                                    Annual    Stock      Option/ SARs     LTIP        All Other
Name and Principal                                Compensation Award(s)       (#)        Payouts    Compensation
     Position        Year    Salary      Bonus      ($)          ($)                                     (1)
        (a)          (b)    ($) (c)     ($) (d)      (e)         (f)          (g)         ($) (h)       ($) (i)
-------------------------------------------------------------------------------------------------------------------
Dan M. David
Chairman,
President and        1996    $143,380     $34,000      -          -            -            -            $13,989
Chief                1995     136,500      25,000      -          -            -            -             15,816
Executive Officer    1994     131,735      13,000      -          -            -            -             13,591

James R.
Thompson, III        1996    $ 98,280     $23,000      -          -            -            -            $12,482
President of the     1995      93,000      14,000      -          -            -            -             13,259
Bank


(1)    All other compensation includes First American Bank contributions to the
       Section 401K Savings Plan of $8,869 in 1996, $6,825 in 1995, and $6,587
       in 1994, to match a portion of pre-tax elective deferral contributions (included under salary) made by Mr. David and $6,064 in 1996 and $4,680 in 1995 by Mr. Thompson.


BENEFIT PLANS

       The Company provided life and disability insurance to all officers and employees of the Bank during 1995. Effective March 1, 1995, the Company and all officers and employees began sharing the cost of group health insurance.

       Effective December 1, 1985, the Company adopted a 401(k) savings plan which was restated as of March 1, 1986 (the "Deferred Compensation Plan" or "Plan"). All employees of the Company age 20 or older became eligible to participate in this Plan after completing one year of service and 1,000 hours of service during the year. Participants in the Deferred Compensation Plan may elect to defer up to 15% of their compensation or the maximum permitted by law, whichever is less. In 1996, the maximum amount that was permitted to be deferred was $9,500.

       In 1996, a matching contribution was made to each participant's Deferred Compensation Plan account which was equal to such participant's contribution subject to a limit of 5% of each participant's compensation.

       Matching contributions become 20% vested upon a participant's completing three years of service with 20% additional vesting each year until full vesting is reached upon 7 years of service. Participants may receive their benefits under the Deferred Compensation Plan upon termination of employment, death or proven financial hardship in addition to retirement. Benefits are distributed in either the form of an annuity or in a single lump-sum payment.

STOCK OPTION PLANS

       On October 20, 1992, the Board of Directors terminated the Company's 1987 Long Term Incentive Plan and adopted the First American Bancorp 1992 Stock Option Plan (the "1992 Stock Option Plan"). Under the terms of the 1992 Stock Option Plan, options to purchase Shares of the Company's Common Stock are granted at a price equal to the fair market value of the Stock at the date of grant. Under the 1992 Stock Option Plan, the Stock Option Plan Committee is authorized to grant options covering up to 50,000 Shares of the Company's Common Stock. Options may be exercised as they become vested over the option term, which expires ten years from the date of grant. On October 18, 1994, the Board of Directors adopted the First American Bancorp 1994 Stock Option Plan (the "1994 Stock Option Plan"). Under the terms of the 1994 Stock Option Plan, options to purchase Shares of the Company's Common Stock are granted at a price equal to the fair market value of the Stock at the date of grant. Under the 1994 Stock Option Plan, the Stock Option Plan Committee is authorized to grant options covering up to 50,000 Shares of the Company's Common Stock. Options may be exercised as they become vested over the option term, which expires ten years from the date of grant. Shares subject to the option become vested under both Plans at the rate of one tenth per year each December 31 except that one-tenth of the Shares became vested at the date of grant. The Stock Option Plan Committee, consisting of Messrs. Sexton, Fowler and Moores, has a period of three months following each December 31 to modify (increase or decrease) the extent to which an option may become vested under the 1992 Plan. To make its determination, the Committee considers the Participant's contribution to profitability targets including return on equity, growth in loans, change in book value, and other factors.

       The following table sets forth information with respect to the Chief Executive Officer concerning the exercise of options during 1996 and unexercised options held as of December 31, 1996:

                            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                                      FISCAL YEAR-END OPTION VALUES

                                                    Number of Securities        Value of Unexercised
                                                    Underlying                  In-the-Money Options
                         Shares                     Unexercised Options         at FY-End
                         Acquired on    Value       at FY-End (#)
Name                     Exercise (#)   Realized    Exercisable/Unexercisable   Exercisable/Unexercisable
Dan M. David                                           35,937 / 23,958            $404,291 / $269,528


(1) Of the 35,937 Shares exercisable at December 31, 1996, 5,990 Shares are subject to Stock Option Plan Committee review through March 31, 1997.

       During 1996, options totaling 5,000 shares were granted at an exercise price of $14.50 per Share and an expiration date of November 1, 2004. None of the options granted were to Mr. David.


REPORT OF COMPENSATION COMMITTEE

       The Compensation Committee of the Board of Directors is comprised of the members of the Executive Committee, Messrs. David, Hamilton, Moores, Sexton, Hurst, Harris, Nix, Shelton and Smith, all of whom are outside directors except Mr. David. The Committee oversees the administration of the Company's employee benefit plans and establishes policies relating to compensation of employees. All decisions by the Compensation Committee relating to the compensation of the Company's Executive Officers are reviewed by the full Board.

       The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual salaries with bonuses based on corporate performance and individual initiatives and performance. Measurement of the corporate performance is primarily based on the Company's goals and on comparison to peer group performance. Company performance measures evaluated are growth, market share, asset composition, return on equity, return on assets, and earnings per share. Other factors the Compensation Committee must consider are the national economy, conditions in the banking industry and the status of the economy in the Bank's market.

       For 1996, the Chief Executive Officer's compensation program consisted of base salary adjusted from the prior year, a bonus based upon performance measurements, and Stock options vested. In evaluating Chief Executive Officer compensation, the Compensation Committee examined earnings per share, return on equity, growth, asset composition, return on assets and other key factors. The Committee noted that the Company's five year compound growth rate remained exceptional at 16.1% and the Bank, reported record net income, opened a new branch in Madison, Alabama and acquired a branch in Ardmore, Alabama.

       Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a limitation on the deductibility of nonperformance based compensation in excess of $1 million paid to executive officers. Given the relatively modest salaries of the Company's executive officers, the Compensation Committee does not believe that the limitations on deductibility imposed by Section 162(m) will be implicated by the Company's executive compensation program during fiscal year 1997, and the Compensation Committee believes it will be able to manage the Company's executive compensation program in a manner which will preserve federal income tax deductions for the foreseeable future.

      Dan M. David              Allen Hamilton        C. Lloyd Nix
      William E. Sexton         James E. Hurst        Barrett C. Shelton, Jr.
      Robert H. Harris          Jon H. Moores         Jimmy D. Smith

COMPANY PERFORMANCE

         In comparing the Company's cumulative total shareholder return with a published industry index, cumulative total shareholder return is based on very limited sales quotations for years prior to 1994 and for 1995 and 1996. During the last quarter of 1994, the Company initiated a public offering of its Common Stock. The sales price of the Company's Common Stock during the public offering was $18.00 per share. As the Company sold approximately 300,000 Shares of the 330,000 Shares available in the offering, $18.00 per share is deemed to be the current market value for 1994. For years prior to 1994 and for the years 1995 and 1996, there was very little trading of the Company's Stock, and, therefore, there was deemed to be no market for the Stock. During 1995, two brokerage firms, Sterne, Agee & Leach, Inc., and Robinson Humphrey, became market makers of the Company's stock. However, there has not been enough trading volume to develop an established market. Additionally, the Company has not obtained have an independent valuation of the Stock price per share performed. Therefore, the market value of the Company's Stock in years prior to 1994 and for the years 1995 and 1996 used in the comparison are estimates.

         The following graph shows a five year comparison of cumulative total shareholder returns on the Common Stock of the Company with the cumulative total returns of the NASDAQ Bank Index as published in "The Wall Street Journal" over the same period. It assumes the investment of $100 in the Company's Common Stock and the NASDAQ Bank Index on December 31, 1991, and the reinvestment of all dividends.

                                      NASDAQ First American Bancorp
         1991                             $100.00           $100.00
         1992                             $152.02           $128.12
         1993                             $196.68           $172.25
         1994                             $198.85           $206.70
         1995                             $287.96           $249.76
         1996                             $363.98           $322.10

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of February 28, 1997, certain information with respect to all those known by the Company to beneficially own more than 5% of the Company's outstanding Shares and all Company Directors and officers as a group:

                                             Number of Shares              Percent of
Name and Address                            Beneficially Owned         Outstanding Shares
-----------------------------------------------------------------------------------------
William E. Sexton                               212,793 (1)                   9.00%
  Decatur, AL

R. W. Orr, Jr.                                  121,016 (2),(3)               5.12%
  Decatur, AL

All Company Directors, and Executive          1,051,941 (5)                  44.99%
Officers as a Group
  (18 persons)(4)

(1) Includes 76,223 shares held by Sextons, Inc.; 32,096 Shares held by his wife; 38,134 Shares held by his daughter; 21,241 Shares held by his son; 13,812, 11,541, and 9,735 Shares held in Trust for his grandchildren, respectively; and 354 Shares held by his daughter-in-law. Mr. Sexton has sole investment and voting power with respect to all such Shares. Excludes 150 Shares held by his son as custodian for his daughter-in-law's nephew and 1,547 Shares held by his son-in-law as to which Mr. Sexton disclaims beneficial ownership.

(2) Includes 90,830 Shares held by Orr & Company, Inc. as to which Messrs. Orr and Moores share voting and investment power.

(3) Excludes 19,268 Shares held by his brother; 330 Shares held by his son, and 6,500 Shares held by his sister as to which Mr. Orr disclaims beneficial ownership.

(4) Includes all Directors and Executive Officers of the Company and Bank at February 28, 1997.

(5) Based upon 2,301,908 currently outstanding Shares, plus 63,254 Shares issuable upon exercise of Stock options of which 11,734 are subject to Stock Option Plan Committee review through March 31, 1997.

                              CERTAIN TRANSACTIONS

       Certain directors, officers and principal shareholders of the Company, and their respective associates and immediate family members were customers of, or had transactions with, the Bank in the ordinary course of business during 1996. Some directors of the Company or its subsidiary are directors, officers, trustees or principal securities holders of corporations or other organizations which also were customers of, or had transactions with, the Bank in the ordinary course of business during 1996.

       Except as noted below, all outstanding loans and other credit transactions with directors and officers of the Company and its subsidiary, and with principal Company shareholders, including, without limit, those discussed herein, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, when made, did not involve more than the normal risk of collectibility or present other unfavorable features. In addition to banking and financial transactions, the Company may have had additional transactions with, or used products or services of, various organizations of which such directors, executive officers and principal shareholders are associated. Except as noted in the following paragraphs, the amounts involved in such noncredit transactions have in no case been material in relation to the business of the Company or such other organizations. It is expected that the Company and its subsidiary will continue to have and may enter into similar transactions in the ordinary course of business with such individuals and their associates in the future.

       The Company retains the law firm of Harris, Caddell & Shanks, P.C. as its general counsel. Robert H. Harris and Jon H. Moores, directors of the Company, are members of the firm.

       First American Bank currently leases the space formerly utilized for its Operations Center from a partnership, 214 Johnston Street, whose partners include Jon H. Moores and Robert H. Harris. Messrs. Moores and Harris are Company Directors. Company Management believes that the terms of this lease are commercially reasonable. In April 1994, the Operations Center relocated to 239 Johnston Street, SE, and the leased space located at 214 Johnston Street, SE, was subsequently subleased to an independent third party.

       Sexton's Inc., currently leases land from the Bank located adjacent to the Beltline Office of the Bank. Mr. Sexton, President and Chief Executive Officer of Sexton's Inc., is a Director of the Company. Company Management believes the terms of the lease are commercially reasonable.

                                PROPOSAL NUMBER 2
                AMENDMENT TO 401(K) PLAN TO INCLUDE COMPANY STOCK
                             AS AN INVESTMENT OPTION

       The Company adopted a 401(k) savings plan effective December 1, 1985, which plan was restated as of March 1, 1986 (the "Plan"). The primary terms of the Plan are described under "Executive Compensations and Other Information - Benefit Plans" above.

       The Plan currently provides that contributions by the employees and matching contributions by the Bank may be invested either in an annuity contract, a money market account, a bond and mortgage fund, a stock index fund, or various stock funds.

       The Board of Directors has approved an amendment to the Plan which, subject to the approval of the Company's shareholders, would add as an investment option under the Plan a Company Stock Fund under which the Plan participants would have the ability to direct that the Company's matching contribution be invested in the Company's common stock. Plan participants total plan assets would be limited to ten percent of Company common stock.

       Under the Company Stock Fund option, the trustee of the Plan can purchase common stock of the Company on the open market or by private purchase (including private purchases from the Company).

       The Board of Directors has the power to approve this amendment to the Plan. Nevertheless, the Board of Directors desires to have this amendment ratified by the Company's shareholders and will consider the proposal adopted if a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting are cast in favor of this proposal.

       The Board of Directors recommends that shareholders vote FOR the adoption of rhis amendment of the Plan.

                                PROPOSAL NUMBER 3
              RATIFICATION OF THE APPOINTMENT OF THE TRUST COMPANY OF STERNE, AGEE & LEACH, INC. AS TRUSTEE FOR THE PLAN

       The Board of Directors has approved the appointment of The Trust Company of Sterne, Agee & Leach, Inc. ("Sterne, Agee") as trustee for the Plan, subject to the ratification of such appointment by the Company's shareholders.

       Prior to the appointment of Sterne, Agee as trustee of the Plan, Dan M. David, Jon H. Moores and Tommy C. Daniels served as the Plan's trustee. The Board believes that it is in the best interests of the Company and the Plan participants to appoint Sterne, Agee as trustee, given the qualifications and capabilities of Sterne, Agee in this regard.

       The Board of Directors has the power to appoint Sterne, Agee as the trustee of the Plan. Nevertheless, the Board of Directors desires to have this appointment ratified by the Company's shareholders and will consider this proposal adopted if a majority of the votes present are cast in favor of this proposal.

       The Board of Directors recommends that shareholders vote FOR the appointment of Sterne, Agee as trustee for the Plan.

                                PROPOSAL NUMBER 4
                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

       A proposal to ratify the appointment of the firm Coopers & Lybrand L.L.P. as the principal independent accountants of the Company to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1997 will be presented to the shareholders at the Annual Meeting. The Audit Committee of the Bank recommends the appointment of Coopers & Lybrand L.L.P., which has served as the principal independent accountants for the Company since 1996. A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders and to make a statement if he so desires.

       On August 27, 1996, the Company's board of Directors dismissed Dudley, Hopton-Jones, Sims and Freeman, PLLP ("DHJS&F") as its independent accountants, effective that date. The reports of DHJS&F on the Company's financial statements for each of the two fiscal years in the period ended December 31, 1995 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

       There were no disagreements with DHJS&F on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which if not resolved to their satisfaction would have caused DHJS&F to make reference to the subject matter of the disagreement in connection with its report during the two fiscal years ended December 31, 1995 or during the interim period until their dismissal.

       The Board of Directors recommends that shareholders vote FOR the appointment of Coopers & Lybrand L.L.P as the principal independent accountants of the Company for the year ending December 31, 1997.

                              SHAREHOLDER PROPOSALS

       Any proposal, which a shareholder of the Company intends to be presented at the Annual Meeting of Shareholders to be held in 1998, must be received by the Company on or before April 3, 1997. Only proper proposals which are timely received will be included in the proxy statement and form of proxy.

                            EXPENSES OF SOLICITATION

       The cost of soliciting proxies, including the preparation, printing and mailing of the Proxy Statement will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers, custodians or other persons holding Stock in their names or the names of nominees for their expenses in sending proxy materials to principals and obtaining their instructions.

                                  OTHER MATTERS

       As of the date of this Proxy Statement, the Board of Directors knows of no business to be presented for consideration or action at the Annual Meeting, other than that stated in the Notice and in this Proxy Statement. Should other matters properly come before the Annual Meeting, the persons designated as proxies will vote in accordance with their best judgment on such matters.

                          AVAILABILITY OF ANNUAL REPORT

       The Company, upon request, will provide shareholders with copies of its Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Securities and Exchange Commission. Shareholders should direct their requests to: First American Bancorp, Attention: Al Cheatham, Jr., 251 Johnston Street, S.E., Post Office Box 2203, Decatur, Alabama, 35609-2203.

                                                                     Appendix A
FIRST AMERICAN BANCORP
POST OFFICE BOX 2203
DECATUR, ALABAMA 35609
                                     PROXY
--------------------------------------------------------------------------------


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned shareholder of First American Bancorp (the "Company") hereby constitutes and appoints A. Allen Hamilton and Jon H. Moores, or either of them, as Proxies, each with full power of substitution to vote the number of shares of Company common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at 2:00 p.m. local time, at the Main Office of First American Bank, 251 Johnston Street, S.E., Decatur, Alabama, on Tuesday, April 29, 1997, or any adjournments thereof, upon the proposals described in the Notice of Annual Meeting of Shareholders and Proxy Statement, both dated March 28, 1997, the receipt of which is acknowledged in the manner specified below:

1. ELECTION OF DIRECTORS: To elect Dan M. David, Lynn C. Fowler, Leonard W. Gossett, Jr., A. Allen Hamilton, Robert H. Harris, James E. Hurst, Jon H. Moores, C. Lloyd Nix, R.W. Orr, Jr., William E. Sexton, Barrett C. Shelton, Jr. and Jimmy D. Smith to serve on the Board of Directors for one-year terms or until their successors are elected and qualified.

       [ ]  FOR all nominees listed above             [ ]  AGAINST all nominees listed below                [ ] ABSTAIN
       To withhold authority to vote for any nominee(s), write the name of such nominee(s) in the space provided below:

------------------------------------------------------------------------------------------------------------------------------------

2.   To ratify the inclusion of the Company's common stock as an investment option in the Company's 401(k) plan.

     [ ]  FOR the proposal                            [ ]  AGAINST the proposal                             [ ] ABSTAIN

3.   To ratify the appointment of the Trust Company of Sterne,  Agee and Leach, Inc. as the Trustee for  the Company's 401(k) plan.

     [ ]  FOR the proposal                            [ ]  AGAINST the proposal                             [ ]  ABSTAIN

4.   To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors.

     [ ]  FOR the proposal                            [ ]  AGAINST the proposal                             [ ]  ABSTAIN

5.   To transact such other business as may properly come before the Annual meeting or any adjournments thereof.

    [ ]  FOR the proposal                             [ ]  AGAINST the proposal                             [ ]  ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2,3 AND 4 AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS.

Please sign exactly as your name appears below and date. When shares are held by joint tenants, both should sign. When signing as custodian, executor, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by an authorized officer, giving title of such officer. If a partnership, please sign in partnership name by authorized person.

DATED: 1997             X                        X
            ---------    -----------------------  -----------------------------
                                SIGNATURE           SIGNATURE IF HELD JOINTLY

                                   IMPORTANT
                         EXECUTE PROXY ON REVERSE SIDE



     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS
          AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE.




















-----------------------------------------
PLEASE AFFIX NAME AND ADDRESS LABEL HERE.
-----------------------------------------





                                                   _________ NUMBER OF SHARES